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                        EXHIBIT 99.1


[STURM, RUGER & COMPANY, INC. LOGO]


STURM, RUGER & Company, Inc.
Southport, Connecticut 06890 U.S.A.
ALL RUGER FIREARMS ARE DESIGNED AND MANUFACTURED IN OUR OWN FACTORIES IN THE UNITED STATES OF AMERICA


                                                           FOR IMMEDIATE RELEASE

For further information contact:
     William B. Ruger, Jr.       603-863-3300
     Stephen L. Sanetti          203-259-7843
     Thomas A. Dineen            203-259-7843



                   STURM, RUGER & COMPANY, INC. EXPECTS LOWER
                             SECOND QUARTER EARNINGS

         SOUTHPORT, CONNECTICUT--June 20, 2003--Sturm, Ruger & Company, Inc. (NYSE: RGR) announced that preliminary estimates for the second quarter ending June 30, 2003 indicate that earnings will be substantially below those achieved during the same period in 2002. In 2002, second quarter earnings were $2.9 million or $0.11 per share. Despite a marked improvement in investment castings profit margins, a significant reduction in firearm sales and the consequential erosion of profitability are expected to result in an earnings shortfall.

         Chairman William B. Ruger, Jr. commented on these developments, "The current firearms market conditions and the delayed introduction of certain new firearms models resulted in the decline in sales. We look forward to the introduction of several new firearms product offerings in the latter half of the year. Our robust debt-free balance sheet, the continued improvement in our castings business, and our unceasing success in defeating the remaining ill-conceived municipal lawsuits point toward a prosperous future."



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         The Company expects to release earnings for the second quarter ending
June 30, 2003 on July 22, 2003.

         Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.



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Sturm, Ruger earnings page 2


         The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.




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